EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION OF
HESS CORPORATION

Hess Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST:  The name of the Corporation is Hess Corporation.

SECOND: The Restated Certificate of Incorporation is hereby amended as follows, such amendments having been duly adopted in accordance with the provisions of Section 242 of the DGCL and the provisions of the Restated Certificate of Incorporation of the Corporation :

Section 2 of Article FIFTH of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following inserted in lieu thereof:

“Section 2. Number, Election and Terms of Directors. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws. The directors elected prior to the 2014 annual meeting of stockholders, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends, or upon liquidation, shall be and are divided into three classes, and each such director shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of his or her election and until his or her successor is duly elected and qualified. The directors elected at each annual meeting of stockholders, commencing with the annual meeting in 2014, shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified.”

Section 4 of Article FIFTH of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following inserted in lieu thereof:

“Section 4. Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director’s successors shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

THIRD:  This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the provisions of the Restated Certificate of Incorporation of the Corporation by the holders of the requisite number of shares of common stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation called and held upon notice in accordance with the DGCL.

FOURTH: The effective date of this Amendment to the Restated Certificate of Incorporation of the Corporation shall be May 22, 2013.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and acknowledged.

HESS CORPORATION

By:   /s/ Timothy B. Goodell
Name: Timothy B. Goodell
Title:  General Counsel